Exhibit 23.1

CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

We have issued our report dated June 29, 2010 with respect to the financial statements of ZyStor Therapeutics, Inc. as of December 31, 2009 and 2008 and for the years ended December 31, 2009 and 2008 and the cumulative totals for the development stage of operations for the period from September 22, 2004 (date of inception) through December 31, 2009. We consent to the inclusion of the aforementioned report in this Current Report on Form 8-K/A and the incorporation by reference of said report in the Registration Statements of BioMarin Pharmaceutical Inc. on Forms S-8 (Nos. 333-136963, 333-84787, 333-85368 and 333-168552).

/s/ Grant Thornton LLP

Madison, WI

October 26, 2010